Exhibit 10.4

Execution Version

INVESTOR’S RIGHTS AGREEMENT

This Investor’s Rights Agreement (this “Agreement”) is made as of March 18, 2022, by and among Independence Contract Drilling, Inc., a Delaware corporation (the “Company”) and MSD Partners, L.P. (together with its Affiliates, the “Holder”).

RECITALS

WHEREAS, the Company, desires to issue and sell its senior secured PIK toggle floating rate convertible notes due 2026 (the “Notes”) pursuant to the indenture dated on or about the date hereof by and among the Company, U.S. Bank Trust Company, National Association, as trustee and collateral agent, and the Guarantors from time to time party thereto (the “Indenture”);

WHEREAS, pursuant to that certain subscription agreement dated on about the date hereof (the “Subscription Agreement”), Affiliates of the Holder party hereto have agreed to purchase $78,907,500 aggregate principal amount of Notes; and

WHEREAS, in connection with the Indenture and the Subscription Agreement, the parties hereto have agreed to execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.                  Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Indenture or Subscription Agreement, as applicable. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act of 1933, as amended (or any successor rule thereto), as the same may be amended from time to time.

“Charter” means the amended and restated certificate of incorporation of the Company, as it may be amended, supplemented and/or restated from time to time.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Indenture, the Subscription Agreement, the Charter or the by-laws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board of Directors and the stockholders of the Company, (ii) voting or providing a proxy with respect to the shares of Common Stock or other voting security beneficially owned by such party, (iii) causing the adoption of stockholders’ resolutions and amendments to the Charter or by-laws of the Company, including executing written consents in lieu of meetings, (iv) executing agreements and instruments, (v) causing members of the Board of Directors (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vi) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Permitted Transferees” shall mean any person or entity that (i) beneficially owns at least $25,000,000 aggregate principal amount of Notes immediately after the effective time of the relevant transfer (including, for the avoidance of doubt, any Notes acquired in one or more transactions with other holders consummated substantially concurrently with the acquisition of any Notes from Holder) and (ii) is also an Affiliate of the Holder.

“Related Transaction” means any and all transactions contemplated by the Subscription Agreement, Indenture or other Note Document.

“Sunset Date” means the date the Holder hereunder no longer owns at least $25,000,000 aggregate principal amount of Notes.

2.                  Board of Directors.

a.                   Board Representation.

i.                    Designee. Subject to the terms and conditions of this Agreement, from the date of this Agreement until the Sunset Date, the Company and Holder shall take all Necessary Action to cause, effective immediately following the Closing Date, the Board of Directors to be comprised of seven (7) directors, one of whom (the “Designee”) has been initially designated as Christopher Gleysteen and shall thereafter be designated by the Holder, provided, that such person’s service as a director must not be prohibited by Law (the “Holder Representative”). Following the Closing Date until the Sunset Date, in connection with the Company’s annual meeting of stockholders at which directors are to be elected (the “Election Meeting”), the Holder shall give written notice to the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”) identifying the Holder Representative within a reasonable amount of time prior to date on which the proxy is to be filed (and in any event at least 60 days prior to the later of (i) a date provided by the Company as the expected date on which a proxy statement is expected to be filed for the Election Meeting and (ii) the first anniversary of the mailing date of the proxy statement for the annual meeting of the Company’s stockholders for the prior year) in connection with the applicable Election Meeting; provided, however, that (A) with respect to the Company’s 2022 annual meeting of stockholders, the initial Holder Representative shall be deemed to have been nominated, and (B) if the Holder fails to give such written notice to the Governance Committee, then the Holder shall be deemed to have nominated the incumbent Holder Representative in a timely manner. Following provision such notice, the Holder shall provide, or cause such individual(s) to provide, to the Company such information about such individuals at such times as the Company may reasonably request in order to ensure compliance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Rules”) and the applicable securities laws and to enable the Board of Directors or any committee thereof to make determinations with respect to the qualifications of the individual(s) to be a Holder Representative (the “Required Information”); provided, however, that if the Holder fails to give such notice or the Required Information in a timely manner, then the Holder shall be deemed to have nominated the incumbent Holder Representative in a timely manner. If for any reason the Board of Directors or any committee thereof determines that an individual identified by the Holder is not qualified to be a Holder Representative, it shall promptly notify the Holder and the Holder may identify a replacement for such individual. Following the Closing Date and after taking into account the consummation of any Related Transaction, the Company shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected the individual designated by Holder. The Corporation shall take all Necessary Action to cause the Designee to be elected as director at each applicable annual or special meeting of the stockholders of the Company, including, but not limited to, soliciting proxies for the Designee. The Holder shall take all Necessary Action to elect the nominees recommended by the Board of Directors for election as director at each applicable annual or special meeting of the stockholders of the Company.

ii.                   Subject to the terms and conditions of this Agreement, from the date of this Agreement until the earlier of (A) the Sunset Date and (B) the Sunset Date under the Glendon Investors Agreement (as defined below), the Holder Representative and the Glendon Holder Representative (as defined below) (the “Designee Representatives”), acting unanimously, shall be entitled to designate a third director (the “Third Holder Representative”) by giving written notice to the Governance Committee identifying the Third Holder Representative within a reasonable amount of time prior to date on which the proxy is to be filed and, other than with respect to the Company’s 2022 annual meeting of stockholders, in any event at least 60 days prior to the later of (1) a date provided by the Company as the expected date on which a proxy statement is expected to be filed for the Election Meeting and (2) the first anniversary of the mailing date of the proxy statement for the annual meeting of the Company’s stockholders for the prior year in connection with the applicable Election Meeting; provided, however, that if the Designee Representatives fail to give such written notice to the Governance Committee, then the Holder shall be deemed to have nominated the incumbent Third Holder Representative in a timely manner. Unless each of the Designee Representatives are Independent Directors (as defined below), the Third Holder Representative shall be an Independent Director. Following such notice, the Holder shall provide, or cause such individual(s) to provide, to the Company Required Information about such individuals at such times as the Company may reasonably request in order to ensure compliance with the rules and regulations promulgated under the Exchange Rules and the applicable securities laws and to enable the Board of Directors or any committee thereof to make determinations with respect to the qualifications of the individual(s) to be a Third Holder Representative; provided, however, that if the Holder fails to give such notice or such Required Information in a timely manner, then the Holder shall be deemed to have nominated the incumbent Holder Representative in a timely manner. If for any reason the Board of Directors or any committee thereof determines that an individual identified by the Designee Representatives is not qualified to be a Third Holder Representative, it shall promptly notify the Designee Representatives, and the Designee Representatives may identify a replacement for such individual. Following the Closing Date and after taking into account the consummation of any Related Transaction, the Company shall take all Necessary Action to include the Third Holder Representative in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected the individual designated by Holder. The Corporation shall take all Necessary Action to cause the Third Holder Representative to be elected as director at each applicable annual or special meeting of the stockholders of the Company, including, but not limited to, soliciting proxies for the Third Holder Representative. “Glendon Investors Agreement” means that certain Investor’s Rights Agreement, entered into between the Company and Glendon Capital Management L.P. dated as of the date of this Agreement. “Glendon Holder Representative” means the Designee appointed and elected as the Holder Representative under the Glendon Investors Agreement (as such terms are defined therein). “Independent Director” means a director who (i) is not an officer, director, principal, managing partner or employee of the other parties to this Agreement or the Glendon Investors Agreement, or any of their Affiliates, or any spouse, parent, child or sibling of any of the foregoing, (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the Common Stock is not then listed for trading on the NYSE, pursuant to the rules of the national securities exchange on which the Common Stock is then listed or trading, with respect to the Company, and (iii) receives no compensation from the parties to this Agreement or Glendon Investors Agreement or any Affiliate thereof for or related to his or her service as a director of the Company.

b.                   Sunset. Following the Sunset Date, Holder shall take all Necessary Action to cause the Designee to offer to tender his or her resignation, unless otherwise requested by the Board of Directors, and if such resignation is not given promptly, the Board of Directors shall be entitled to remove such Designee as a director.

c.                   Resignation; Removal; Vacancies.

i.                    Any Designee may resign as a director at any time upon written notice to the Board of Directors.

ii.                   (A) Prior to the Sunset Date, the Company (x) shall not take any action to remove Designee from the Board of Directors (other than for cause) and (y) shall take all Necessary Action to cause the removal of any Designee at the written request of Holder and (B) Holder shall have the exclusive right, in accordance with Subsection 2(a)(i), to designate directors for election to the Board of Directors to fill any vacancy created by reason of death, removal, retirement, disqualification or resignation of Designee, and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement Designee as promptly as reasonably practicable.

iii.                  (A) Prior to the Sunset Date, the Company shall not take any action to remove a Third Holder Representative from the Board of Directors (other than for cause) without the consent of each of the Designee Representatives and (B) the Designee Representatives shall have the exclusive right, in accordance with Subsection 2(a)(ii), to designate directors for election to the Board of Directors to fill any vacancy created by reason of death, removal, retirement, disqualification or resignation of a Third Holder Representative, and the Company shall take all Necessary Action to cause any such vacancy to be filled by such replacement Third Holder Representative as promptly as reasonably practicable.

d.                   Election Not to Exercise Designation Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement confers upon the Holder the right, but not the obligation, to designate a member of the Board of Directors and the Holder may, at its option, elect not to exercise any such right to designate a member of the Board of Directors; provided, however, that if the Holder elects not to exercise any such right, the Board of Directors shall have the right to designate a nominee to fill the board seat that the Holder elected not to fill. Any director appointed or nominated by the Board of Directors pursuant to this Section 2(d) shall serve until the next annual meeting of stockholders at which directors are to be elected, at which time the Holder that elected not to designate a nominee to fill the applicable board seat shall, subject to the terms of this Agreement, again have the right to designate a nominee to fill the applicable board seat. The Board of Directors shall cause one director not to stand for reelection at such annual meeting of stockholders for the board seat to which the Holder has regained designation rights pursuant to this Section 2(d) and has designated a nominee pursuant to such rights.

e.                   Further Assurances. Each of the Company and Holder agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board of Directors as herein stated.

f.                    Director Minimum Share Ownership Policies. The Company shall cause any minimum share ownership policies for directors not to apply to the Holder Representatives.

g.                    Insider Trading Policy. The Company shall cause its Insider Trading Policy to apply only to the Holder Representatives individually excluding any Affiliates of the Holder Representatives who are the Holder party hereunder or other Affiliates of the Holder.

3.                  Representations and Warranties of Holder. Holder hereby represents and warrants to the Company, as of the date of this Agreement, as follows:

a.                   Organization; Authority. If Holder is a legal entity, Holder (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Holder is a natural person, Holder has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Holder is a legal entity, this Agreement has been duly authorized, validly executed and delivered by Holder. This Agreement constitutes a legal and binding obligation of Holder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b.                  No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other Person on the part of Holder is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with Holder’s ability to perform his, her or its obligations pursuant to this Agreement. If Holder is a natural person, no consent of such Holder’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Holder’s obligations hereunder. If Holder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c.                   No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if Holder is a legal entity, conflict with or violate any provision of the organizational documents of Holder, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, Law, ordinance, rule or regulation applicable to Holder or to Holder’s property or assets, except, in the case of clause (B), that would not reasonably be expected to materially impair, individually or in the aggregate, Holder’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no action pending or, to the knowledge of Holder, threatened, against Holder or any of Holder’s Affiliates or any of their respective assets or properties that would materially interfere with Holder’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.                  Covenants of the Company.

a.                   The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties hereto with respect to the terms of this Agreement; and (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Holder under this Agreement without the prior written consent of the Holder.

b.                   The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board of Directors to be reasonable and customary, (ii) for as long as any director nominated pursuant to this Agreement serves as a director on the Board of Directors, maintain such coverage with respect to such director, and (iii) cause the Charter and by-laws of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable Law; provided, that upon the death, resignation, retirement, disqualification or removal of any director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

c.                   The Company shall pay all documented, reasonable out-of-pocket expenses incurred by the directors in connection with the performance of his or her duties as a director/observer and in connection with his or her attendance at any meeting of the Board of Directors. The Company shall enter into customary indemnification agreements with each director and officer of the Company from time to time. If the director designated pursuant to this agreement is an independent director, the Company shall cause such director to receive board fees or similar compensation on terms no less favorable than paid to other independent directors.

d.                   Upon request of the Holder, the Board of Directors shall take such action as is necessary to cause any deemed or embedded “purchase” or “sale” of Common Stock by Holder that occurs in connection with any Notes and/or Pre-Funded Warrants as applicable (whether upon conversion, mandatory conversion, exchange, repurchase, adjustment or otherwise) to be exempted from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

5.                  No Agreement as Director or Officer. Holder is signing this Agreement solely in his, her or its capacity as an investor in the Notes. Holder makes no agreement or understanding in this Agreement in Holder’s capacity as a director or officer of the Company or any of its Subsidiaries (if Holder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Holder in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Holder’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict Holder from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

6.                  Disclaimer of Corporate Opportunity Doctrine.

(a)               In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the MSD Group may serve as directors, officers or agents of the Company, (ii) any member of the MSD Group may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) the Designee, and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Section 6 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any (A) member of the MSD Group and any Affiliate thereof or (B) the Designee or his or her Affiliates (the Persons identified in clauses (A) and (B) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. “MSD Group” means MSD Partners, L.P., MSD Capital, L.P., and any Person that directly or indirectly is controlled by, controls, or is under common control with MSD Partners, L.P. or MSD Capital, L.P., and shall include any principal, member, director, partner, stockholder, officer, employee, manager, direct or indirect owner or other representative of any of the foregoing. “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

(b)               To the fullest extent permitted by Law, no Identified Person shall, have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates. To the fullest extent permitted by Law and subject to Section 6(c), (1) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be presented to from time to time to any Identified Person, even if the opportunity is one that the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, (2) no Identified Person who acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates shall have any fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and (3) no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

(c)               In addition to, and without limitation of, Section 6(b), each of the parties acknowledges and agrees that:

(i)                 a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (1) the Company is neither financially or legally able, nor contractually permitted to undertake, (2) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (3) is one in which the Company has no interest or reasonable expectancy;

(ii)              To the fullest extent permitted by law and subject to Section 6(c)(iii), the Company and its Affiliates do not have any rights in or to the business ventures of any Identified Person, or the income or profits derived therefrom, and to the fullest extent permitted by Law, each of the Identified Persons may conduct business with or otherwise transact with any potential or actual customer, supplier or other commercial counterparty; and

(iii)            the Company does not renounce its interest in any corporate opportunity offered to the Designee if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director of the Company, and the provisions of Section 6(b) shall not apply to any such corporate opportunities.

(d)               In the event of any conflict between any policies or manuals of the Board of Directors to which the Designee may be subject and the provisions of this Section 6, the provisions of this Section 6 shall govern.

(e)               Neither the alteration, amendment, addition to or repeal of this Section 6, nor the adoption of any provision of this Agreement inconsistent with this Section 6, shall eliminate or reduce the effect of this Section 6 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim against any Identified Person that, but for this Section 6, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Section 6 shall not limit any protections or defenses available to, or indemnification or advancement rights of, the Designee under this Agreement or any other document, instrument or policy.

(f)                Neither the Board nor the Company shall take any action, or omit take any action, inconsistent with the foregoing provisions of this Section 6.

(g)               The provisions of this Section 6 shall terminate once the Designee is no longer serving on the Board of Directors.

7.                  Permitted Disclosure. Each Holder Representative shall be permitted to disclose to the Holder, including its Affiliates, and its and their Affiliates’ advisors, officers, directors and employees information about the Company that he or she receives as a result of being a director of the Company; provided, any confidential information provided to such Persons by any Holder Representative shall be maintained in confidence by the Holder and such other Persons, shall not be divulged by such recipient (except as required by applicable law or legal process) to any other party who is not obligated to such party to maintain the confidentiality of such information, and shall not be used by the Holder or such other Persons for any purposes in violation of applicable Law.

8.                  Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.                  Termination. Except as specified in Section 6(g), this Agreement shall terminate automatically (without any action by any party hereto) as of the Sunset Date.

10.              Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, and the Holder. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.              Assignment.

a.                   Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

b.                  The rights, duties, interests and obligations of Holder hereunder may be assigned in whole (but not in part) by Holder to any Permitted Transferee. In connection with any such transfer, if requested by Holder, the Company shall enter into an investor rights agreement substantially identical to this Agreement with the relevant Permitted Transferee.

c.                   Any transfer or assignment made other than as provided in this Section 11 shall be null and void.

12.              Other Rights. Except as provided by this Agreement, Holder shall retain the full rights of a holder of Notes or shares of Common Stock of the Company.

13.              Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.              Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

15.              Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

16.              WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

17.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

18.              Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) delivery in person or by courier service providing evidence of delivery or (ii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Indenture, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 18.

19.              Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

INDEPENDENCE CONTRACT DRILLING, INC.

By:	/s/ Philip A. Choyce
Name:	Philip A. Choyce
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Stockholders’ Agreement]

HOLDER

MSD PARTNERS, L.P., on behalf of its affiliated funds

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

[Signature Page to Stockholders’ Agreement]

Annex A

Holder

c/o MSD Partners, L.P.

1 Vanderbilt Avenue, 26th Floor

New York, NY 10017

Attn: Marcello Liguori

Company

Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, Texas 77070

ATTN: Philip A. Choyce, Chief Financial Officer

EMAIL: pchoyce@icdrilling.com

with a copy (not to constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, TX 77002

ATTN: David C. Buck

EMAIL: dbuck@sidley.com

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